SARASOTA, FL, September 29, 2025 — Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic controls technology for diverse end markets, announced today that it has completed the previously announced sale of its hydraulic fluid power solutions and service provider, Custom Fluidpower (“CFP”) to Questas Group (“Questas”). Helios also executed with Questas a long-term exclusive distribution agreement, subject to annual growth targets tied to market conditions, which secures the continuity of Sun Hydraulics’ strategic position in the Australian hydraulics market through CFP’s extensive engineering, distribution, and service network.

Helios plans to use the net proceeds from the transaction consistent with its stated capital allocation priorities, including debt repayment, disciplined organic investment into the business, and return of capital to shareholders.

About Helios Technologies
Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine and health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisition. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com and follow us on LinkedIn.

Forward Looking Information

Statements in this press release may constitute ”forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements in the various quotations. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations. Factors that could cause actual results to differ from expectations include the ability to successfully implement its strategy, including the Company’s profit recovery and growth plan; successfully transition its leadership; and those other factors described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 28, 2024, and subsequent filings with the Securities and Exchange Commission. The Company assumes no responsibility to update forward-looking statements made herein or otherwise, and such statements are made on the basis of views and assumptions regarding future events as of the time such statements are made.

Investor and Media contact:

Tania Almond
Vice President, Investor Relations and Corporate Communication
(941) 362-1333; tania.almond@HLIO.com

Deborah Pawlowski
Alliance Advisors LLC
(716) 843-3908; dpawlowski@allianceadvisors.com

Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Closes Sale of Custom Fluidpower Business and
Enters into Long-term Exclusive Distribution Agreement

Helios Technologies | 7456 16th St East | Sarasota, FL 34243 | 941-362-1200